News Release Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720 Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588 ____________________________________________________________________________ Molina Healthcare Wins Kentucky Medicaid Contract Long Beach, Calif., December 2, 2019 – Molina Healthcare, Inc. (NYSE: MOH) today announced that its Kentucky health plan subsidiary has been selected as an awardee pursuant to the Kentucky Medicaid managed care organizations request for proposals (RFP) issued by the Kentucky Finance and Administration Cabinet in May 2019. The new contract for Molina’s Kentucky health plan is expected to begin on July 1, 2020. Molina’s Kentucky health plan is one of five managed care organizations selected to offer health care coverage to 1.3 million Medicaid beneficiaries through the TANF, CHIP, and ABD programs. Molina released the following statement: “We are honored that the Kentucky Finance and Administration Cabinet has selected Molina to serve the Commonwealth’s most vulnerable citizens. We look forward to working with Governor-elect Beshear, his leadership team, the Department for Medicaid Services, and Kentucky providers to ensure a successful transition as we implement a program that will help to improve the health of Kentucky Medicaid recipients.” About Molina Healthcare Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.3 million members as of September 30, 2019. For more information about Molina Healthcare, please visit molinahealthcare.com. Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release contains “forward-looking statements” regarding the award of contracts by the Kentucky Cabinet for Health and Family Services, Department for Medicaid Services. All forward- looking statements are based on our current expectations that are subject to numerous risks that could cause actual results to differ materially. Such risks include, without limitation, a reversal of the contract awards in connection with a successful protest, a delay in the start date for the contracts, or supervening action by the Beshear administration. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward-looking statements to conform the statement to changes in its expectations that occur after the date of this release. -END-